FOR IMMEDIATE RELEASE

Contact:  George Bilek
847/827-9880

JUNO LIGHTING, INC.
REPORTS SECOND QUARTER SALES AND EARNINGS

Des Plaines, IL, June 24, 2003...Juno Lighting, Inc. (NASDAQ-JUNO) announced that sales for the quarter ended May 31, 2003 were $49,981,000, a 7.8% increase compared to second quarter 2002 sales of $46,376,000. Net income available to common shareholders for the second quarter of 2003 was approximately $1,437,000 ($0.57 per common share on a basic and diluted basis), compared to net income available to common shareholders of $1,516,000 ($0.61 per common share on a basic and diluted basis) for the like period in 2002. Sales for the first six months of fiscal 2003 were $93,504,000 a 6.5% increase compared to $87,782,000 for the like period in 2002. Net income available to common shareholders for the first six months of 2003 was approximately $1,449,000 ($0.57 per common share on a basic and diluted basis), compared to net <loss> available to common shareholders of $<1,034,000> ($<0.41> per common share on a basic and diluted basis) for the like period in 2002.

The Company will conduct a conference call on June 24, 2003 at 3:30 PM Central Daylight Savings Time. Those interested may listen to the call by dialing 888-566-5773, pass code "JUNO" and leader "George Bilek".

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.
	(In Thousands Except Share Amounts)
	Second Quarter Ended		Six Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002(B)
Net Sales	$49,981	$46,376	$93,504	$87,782
Interest Expense	4,025	4,283	8,134	8,680
Income Before Taxes	6,931	6,698	11,325	6,766
Net Income Before
Preferred Stock Dividend	4,298	4,160	7,116	4,202
Preferred Stock Dividend	2,861	2,644	5,667	5,236
Net Income <Loss>
Available To Common
Shareholders	1,437	1,516	1,449	<1,034>
EBITDA (A)	12,091	11,951	20,910	17,668
Net Income <Loss> Per
Common Share
Basic	$0.57	$0.61	$0.57	$<0.41>
Diluted	$0.57	$0.61	$0.57	$<0.41>
Average Number of Shares
Basic	2,529,534	2,500,389	2,529,534	2,500,389
Diluted	2,529,534	2,500,389	2,529,534	2,500,389

(A)   EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

(B)   Results for the six month period ended May 31, 2002 include $3.05 million of one-time expenses incurred in connection with a proposed major acquisition that was not consummated.